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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13G

                                 (Rule 13d-102)

                 Information To Be Included in Statements Filed
                   Pursuant to Rules 13d-1(b), (c) and (d) and
                        Amendments Thereto Filed Pursuant
                                   to 13d-2(b)
                             (Amendment No. __)(1)

                       MEDICAL RESOURCES MANAGEMENT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   584973101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 29, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

--------------

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                              Page 2 of 6 Pages

CUSIP No.  584973101                                    13G
================================================================================
 1    NAME OF REPORTING PERSON

            Cardiac Science, Inc.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            33-0465681

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|

                                                               (b)   |_|
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

       Number of                   1,333,333
        Shares
     Beneficially      ---------------------------------------------------------
       Owned By          6    SHARED VOTING POWER
         Each
       Reporting                       0
        Person
         With          ---------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                                       1,333,333

                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                        0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,333,333

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                8.8%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
                CO

================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                              Page 3 of 6 Pages

Item 1(a).    Name of Issuer:

              Medical Resources Management Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              932 Grand Central Avenue, Glendale, CA 91201

Item 2(a).    Name of Person Filing:

              Cardiac Science, Inc.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              16931 Millikan Avenue, Irvine, CA 92606

Item 2(c).    Citizenship:

              Delaware

Item 2(d).    Title of Class of Securities:

              Common Stock, par value $.001 per share

Item 2(e).    CUSIP Number:

              584973101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

          (a) |_|   Broker or dealer registered under Section 15 of the Act;

          (b) |_|   Bank as defined in Section 3(a)(6) of the Act;

          (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) |_| Investment Company registered under Section 8 of the Investment Company Act;

          (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

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                                                              Page 4 of 6 Pages

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act:

         (i) |_| A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act;

         (h) |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership.

        As of December 31, 2000, the beneficial ownership information of Cardiac Science with respect to the subject securities was as follows:

       (a) Amount beneficially owned:  1,333,333
                                       -----------------------------------------

       (b) Percent of class:         8.8%
                                     -------------------------------------------

       (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote  1,333,333
                                                           ---------------------

           (ii)  Shared power to vote or to direct the vote    -0-
                                                               -----------------

           (iii) Sole power to dispose or to direct the disposition of 1,333,333
                                                                       ---------

           (iv)  Shared power to dispose or to direct the disposition of   -0- .
                                                                         ------


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

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                                                              Page 5 of 6 Pages


Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                              Page 6 of 6 Pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 8, 2001

                                            Cardiac Science, Inc.



                                            By: /s/ BRETT L. SCOTT
                                                --------------------------------
                                                Brett L. Scott, CFO